EXHIBIT 16

January 14, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  Flight Safety Technologies, Inc.

We have read the statements that we understand Flight Safety Technologies, Inc. will include under Item 5 of the Form 10-QSB report it will file regarding the recent notification of change in auditors. We agree with such statements made regarding our firm.

Yours truly,

  /s/ Kostin, Ruffkess & Company, LLC
Kostin, Ruffkess & Company, LLC